Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated April 20, 2007 and effective as of January 1, 2006, is between Perficient, Inc. a Delaware corporation (the “Company”), and John T. McDonald (“Employee”).

WITNESSETH:

WHEREAS, the Company desires that Employee continue to be employed by it and render services to it, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to continue to employ Employee and Employee agrees to continue in the employ of the Company, for the period set forth in paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in paragraph 3 hereof.

2. TERM. Employee's term of employment under this Agreement shall be three years, commencing as of January 1, 2006, and continuing through and including December 31, 2008, unless extended in writing by mutual agreement of the parties or earlier terminated pursuant to the terms and conditions set forth herein (the “Employment Term”).

3. DUTIES.

(a) Employee shall serve as the Chairman and/or Chief Executive Officer of the Company. Employee shall perform all duties and services incident to the positions held by him.

(b) Employee agrees to abide by all By-laws and policies of the Company promulgated from time to time by the Company.

4. BEST EFFORTS. Employee agrees to devote his full business time and attention, as well as his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position.

5. COMPENSATION.

(a) As compensation for his services and covenants hereunder, Employee shall receive a base salary (“Base Salary”), payable pursuant to the Company’s normal payroll procedures in place from time to time, at the rate of $250,000 per annum, less all necessary and required federal, state and local payroll deductions. The Board of Directors of the Company (the “Board”) may decide, in its sole discretion, to increase Employee’s Base Salary from time to time during the term of this Agreement.

(b) Each year, Employee shall be eligible to receive a bonus of up to two-hundred percent (200%) of his Base Salary (“Target Bonus”), less all necessary and required federal, state and local payroll deductions. The criteria for determining the amount of the bonus, and the conditions that must be satisfied to entitle Employee to receive the bonus for any year during the term of this Agreement shall be determined by the Board, in its sole discretion but in a manner consistent with that used to determine Employee’s bonus in prior years. Payment of any bonus to Employee shall be in accordance with bonus policies established from time to time by the Company.

6. EXPENSES. Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company. Employee shall receive reimbursement for other expenses consistent with past practice and as approved by the Compensation Committee of the Board of Directors.

7. EMPLOYEE BENEFITS.

(a) During the Employment Term and any severance period hereunder, Employee shall be entitled to participate in such insurance, disability, health and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation. In addition, notwithstanding anything to the contrary in any stock option agreement or restricted stock agreement between Employee and the Company outstanding as of April 20, 2007, all stock options and restricted stock awards granted to Employee shall continue to vest in accordance with their schedule and shall not terminate if Employee ceases to be an employee of the Company as long as Employee is on a leave of absence approved by the Compensation Committee of the Board or continues to serve as an officer or director of, or a consultant or advisor to the Company; provided, however, in the event that the continued vesting of Employee’s outstanding equity awards as provided above would violate or be prohibited by any federal, state or local law, regulation, or rule applicable to Employee and the continued vesting of Employee’s equity awards, the Compensation Committee of the Board will instead accelerate the vesting of any stock options and restricted stock awards outstanding as of April 20, 2007 and such stock options and restricted stock awards will become 100% vested immediately prior to the date such continued vesting would violate or be prohibited by any federal, state or local law, regulation, or rule applicable to Employee and the continued vesting of Employee’s equity awards.

(b) Employee shall be entitled to vacation in accordance with the Company’s policies as may be established from time to time by the Company for its executive staff, which shall be taken at such time or times as shall be mutually agreed upon with the Company.

8. DEATH AND DISABILITY.

(a) The Employment Term shall terminate on the date of Employee’s death, in which event the Company shall, within 30 days of such termination, pay to his estate, Employee’s Base Salary, any unpaid cash bonus awards, reimbursable expenses and benefits owing to Employee through the date of Employee’s death together with a lump-sum equal to two year’s Base Salary and Target Bonus. Except as otherwise contemplated by this Agreement, Employee’s estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 8(a).

(b) The Employment term shall terminate upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the Board’s reasoned and good faith judgment that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can by expected to last for a continuous period of not less than 12 months. The reasoned and good faith judgment of the Board as to Disability shall be based on such competent medical evidence as shall be presented to it by Employee and/or by any physician or group of physicians or other competent medical experts employed by Employee or the Company to advise the Board. In case of such termination, Employee shall be entitled to receive his Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the date of termination. In addition, the Company shall pay to Employee an amount equal to two year’s Base Salary and Target Bonus, payable in installments through regular payroll over the two year period commencing on the termination date. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

9. TERMINATION.

(a) The Company shall have the right, upon delivery of written notice to the Employee, to terminate the Employee’s employment hereunder prior to the expiration of the Employment Term (i) pursuant to a Termination for Cause or (ii) pursuant to a Without Cause Termination. The Employee shall have the right, upon delivery of written notice to the Company, to terminate his employment hereunder prior to the expiration of the Employment Term by providing the Company with not less than 30 days prior written notice.

(b) In the event that the Company terminates the Employee’s employment pursuant to a Without Cause Termination, the Company shall be obligated to pay Employee, within 30 days of the date of Employee’s termination or such later date as required by applicable law, in a lump-sum, his Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated, together with a severance payment to the Employee in an amount equal to two year’s Base Salary and Target Bonus. Employee shall also be entitled to benefits pursuant to paragraph 7 hereof and the use of an office and administrative assistant for a period of two years after the date of any Without Cause Termination. No other cash payments shall be made, or benefits provided, by the Company under this Agreement in the event of a Without Cause Termination; provided that all stock option grants and/or restricted stock grants previously awarded to Employee shall immediately vest in their entirety, regardless of the satisfaction of any conditions contained therein, in the event of a Without Cause Termination. Except as otherwise contemplated by this Agreement, Employee’s estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(b).

(c) In the event that the Company terminates the Employee’s employment hereunder due to a Termination for Cause or the Employee voluntarily terminates employment with the Company for any reason, the Employee shall not be entitled to any severance, except that the Company shall be obligated to pay Employee his Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(c).

(d) For purposes of this Agreement, the following terms have the following meanings:

(i) The term “Termination for Cause” means, to the maximum extent permitted by applicable law, a termination of the Employee’s employment by the Company attributed to (a) the repeated or willful failure of Employee to substantially perform his duties hereunder (other than any such failure due to physical or mental illness) that has not been cured reasonably promptly after a written demand for substantial performance is delivered to Employee by the Board, which demand identifies the manner in which the Board believes that Employee has not substantially performed his duties hereunder; (b) conviction of, or entering a plea of guilty or nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) Employee’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) the material breach by Employee of any written covenant or agreement with the Company under this Agreement or otherwise, including, but not limited to, an agreement not to disclose any information pertaining to the Company or not to compete with the Company, including (without limitation) the covenants and agreements contained in paragraph 11 hereof.

(ii) The term “Without Cause Termination” means a termination of the Employee’s employment by the Company other than due to (a) a Termination for Cause, (b) Disability, (c) the Employee’s death, or (d) the expiration of this Agreement.

(iii) The term “Change of Control” means a Change of Control as defined in the Company’s Amended and Restated 1999 Stock Option/Stock Issuance Plan.

10. CHANGE IN CONTROL - TERMINATION OF EMPLOYMENT AND COMPENSATION IN EVENT OF TERMINATION.

(a) Upon the occurrence of a Change in Control, regardless of whether Employee’s employment with the Company or any successor to the Company is terminated, Employee shall be entitled to all the benefits set forth in subparagraph 9(b) as if Employee was terminated and such termination was a Without Cause Termination.

(b) In the event that any part of any payment or benefit received (including, without limitation, granting of and/or acceleration of vesting of stock options and restricted stock) pursuant to the terms of paragraph 10(a) (the “Change of Control Payments) would be subject to the Excise Tax determined as provided below, the Company shall pay to the Employee, at the time specified in subparagraph 10(c) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of the Excise Tax on the Change of Control Payments and any federal, state and local income tax and the Excise Tax on the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in Section 1274(d) of the Code in such calculation) of the Change of Control Payments at the time such Change of Control Payments are to be made. For purposes of determining whether any of the Change of Control Payments will be subject to the Excise Tax and the amounts of such Excise Tax; (1) the total amount of the Change of Control Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Employee (“Independent Counsel”), a Change of Control Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Change of Control Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(c) The Gross-Up Payments provided for in subparagraph 10(b) hereof shall be made upon the earlier of (i) the payment to the Employee of any Change of Control Payment or (ii) the imposition upon the Employee or payment by the Employee of any Excise Tax.

(d) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Independent Counsel that the Excise Tax is less than the amount taken into account under subparagraph 10(b) hereof, the Employee shall repay to the Company within thirty (30) days of the Employee’s receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Employee on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or opinion.

(e) In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change or interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. Any fees and expenses of Independent Counsel incurred in connection with this Agreement shall be borne by the Employee.

(f) In the event that any part of any Change of Control Payments would be subject to the Excise Tax determined as provided above, then the Employee may elect, in the sole discretion of the Employee, to receive in-lieu of the amounts payable pursuant to subparagraph 10(a) a lesser amount equal to $100 less than 3.00 times the Employee’s “Annualized Includable Compensation” (within the meaning of Section 280G(d)(1) of the Code) (such amount the "Cut-Back Amount") by eliminating the accelerated vesting to the extent necessary to reduce the payments and benefits under subparagraph 10(a) to the Cut-Back Amount. Any amounts paid as a result of an election by the Employee pursuant to this paragraph 10(f) will be in full satisfaction of the amounts otherwise payable to the Employee pursuant to subparagraph 10(a) hereof.

11. DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a) Employee acknowledges that he is bound by the terms of the Company’s Confidentiality and Intellectual Property Agreement. The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill. In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill. To enforce Employee’s promises in this regard, Employee agrees to comply with the provisions of this paragraph 11.

(b) Employee will not, during the Employment Term, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in any other business that is competitive with the business of providing information technology software consulting services. The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a stockholder under this subparagraph 11(b) or constitute a breach of this subparagraph 11(b).

(c) In consideration of the amounts payable and benefits available pursuant to subparagraphs 9(b) and 10(a), Employee will not, during the Employment Term (including any leave of absence during which Employee’s outstanding equity awards continue vesting as described in subparagraph 7(a)) and for a period of 60 months following the Employment Term, directly or indirectly, work in the United States as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who is competitive with the business of providing information technology software consulting services. The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a stockholder under this subparagraph 11(c) or constitute a breach of this subparagraph 11(c).

(d) Employee will not, during the Employment Term and for a period of 60 months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee’s employment with the Company, in either case for a business that is competitive with the business of providing information technology software consulting services.

(e) It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above in this paragraph 11 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

12. COMPANY PROPERTY.

(a) Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s business which Employee shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

13. EQUITABLE RELIEF. It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of paragraphs 11 or 12 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover.

14. CONSENT TO TEXAS JURISDICTION AND VENUE. The Employee hereby consents and agrees that state courts located in Travis County, Texas and the United States District Court for the Western District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between the Employee and the Company. In any dispute with the Company, the Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

15. NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the Employee at his address set forth on the signature page of this Agreement and to the Company at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746, Attention: President (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

16. INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed the “Company” for the purpose hereof.

18. NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

19. COUNTERPARTS; TEXAS GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT; SURVIVAL OF TERMS. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee’s employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Texas (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein. In the event of any conflict between this Agreement and any Award Agreement, this Agreement shall control. Paragraphs 7(a) and 9 through 13 hereof (and paragraphs 14 through 19 hereof as they may apply to such paragraphs) shall survive the expiration or termination of this Agreement for any reason.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

PERFICIENT, INC.

By:	/s/ David S. Lundeen
Name:	David Lundeen
Title:	Director, Chairman of the Compensation Committee

/s/ John T. McDonald
John T. McDonald, Individually